EXHIBIT 10.2

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

between

LAURA ASHLEY, INC.

and

SIGNATURE EYEWEAR, INC.

Dated as of January 19, 2010

Section 24	Force Majeure	28
Section 25	No Franchise Relationship	29
Section 26	Confidentiality	29
Section 27	Licensee’s Performance After Effective Date	30

APPENDICES AND EXHIBITS

Licensed Marks and Licensed Designs	Appendix A
Distribution Channels	Appendix B
Licensed Articles	Appendix C
Corporate Standards Guide	Appendix D
Contract Manufacturing Agreement	Appendix E
Implementation Schedule	Exhibit 1
Licensed Product Final Approval Form	Exhibit 2
Territory	Exhibit 3

LAURA ASHLEY, INC.

LICENSE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into this 19th day of January, 2010, by and between LAURA ASHLEY, INC., a corporation organized under the laws of the Commonwealth of Massachusetts and having its principal office at 7000 Regent Parkway, Fort Mill, South Carolina 29715 (the “Licensor”); and SIGNATURE EYEWEAR, INC., a corporation organized under the laws of the State of California and having its principal office at 498 North Oak Street, Inglewood, CA 90302 (the “Licensee”).

WHEREAS, Licensor has the exclusive right in various countries around the world to use and sub-license the use of the LAURA ASHLEY® brand name and distinctive logo as well as particular trademarks and distinctive graphic designs on or in connection with the manufacture, importation, distribution, marketing and sale of certain products;

WHEREAS, Licensee wishes to license from Licensor the right to use certain trademarks (the “Licensed Marks”) and certain distinctive graphic designs and patterns (the “Licensed Designs”) identified on Appendix A attached hereto for the purposes and subject to the terms and conditions set forth herein;

WHEREAS, Licensor is willing to grant to Licensee a limited right and license to use the Licensed Marks and Licensed Designs for the purposes and subject to the terms and conditions set forth herein; and

WHEREAS, with the concurrence of Laura Ashley Limited, an Affiliate of Licensor, it is the intention of the parties that this Agreement shall replace that certain License Agreement by and between Laura Ashley Manufacturing B.V. and USA Optical Distributions, Inc. dated May 29, 1991, as subsequently amended and assigned (the “Original Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants expressed herein, the parties hereto, intending to be legally bound, agree as follows:

1.   Definitions.   As used herein, the following terms shall be defined as set forth below:

(a) “Affiliate” shall mean any Company that directly or indirectly owns or controls, that is directly or indirectly owned or controlled by, or that is under common ownership or control with the referenced Company, including without limitation all parents and subsidiaries.

(b) “AMR Period” shall mean a twelve (12) month period commencing January 1.

(c) “Articles” shall mean ophthalmic frames for prescription eyeglasses, sunglasses, eyeglass cases and other accessories and related items.

(d) “Calendar Quarter(s)”, “Quarter(s)” or “Quarterly” shall mean the three month periods of time consisting of January through March; April through June; July through September; and October through December.

(e) “Close-Out Sales” shall mean sales of Licensed Articles which Licensee has determined to be “close-out goods” (as defined in Section 9(j) of this Agreement) at prices less than Licensee’s cost of such Licensed Articles plus twenty percent (20%).  For purposes of this definition, “cost” of the Licensed Articles means the direct manufacturing cost of goods paid by Licensee, including the costs of eyeglass cases, plus freight, transit insurance and delivery charges of the Licensed Articles to Licensee’s executive offices or a designated warehouse.

(f) “Company” shall mean an individual, a partnership, a corporation, a limited liability company, a trust, an estate, a joint venture, an unincorporated association or a government entity.

(g) “Competitor” shall mean any Company which sells or has an Affiliate which sells women’s and children’s apparel and related items under a recognized lifestyle brand name in the same competitive price range as the Licensor’s apparel.

(h) “Confidential Information” shall mean any information known to or used by a party (whether or not owned or developed by the party) that is not generally known to persons in the trade or business or industry of the party possessing such information, but excluding Confidential Agreement Information.  Confidential Information includes, but is not limited to, the following: all trade secrets of a party; all information that prior to disclosure a party has marked as “confidential” or has characterized otherwise (either in writing or orally) as confidential; all nonpublic information concerning the party’s products or services, prospective products or services, research, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, client identities, client lists and records, suppliers and contracts; a party’s business records and plans; a party’s personnel files; all financial information of or concerning the party; and all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs, source codes, technical specifications, computer hardware or software manuals, all training or instruction manuals, all data on all computer systems, passwords, and user codes.  For purposes hereof, Confidential Information shall not include information (i) which becomes or at the time of disclosure to a party already is known to the public through no fault of the party receiving such information; (ii) which is disclosed to a party by a third party entitled to disclose it; (iii) which already is known to a party prior to receipt from the other; (iv) which a party has divulged to third parties on an unrestricted basis; or (v) which is developed by a party independently of the information furnished to that party by the other.

(i) “Confidential Agreement Information” shall mean the terms and conditions of this Agreement (but not the existence of this Agreement or the license hereunder), including financial and other information concerning the marketing, distribution, sales and advertising of Licensed Articles and royalties under this Agreement except to the extent publicly disclosed in accordance with Section 26 of this Agreement.

(j) “Contract Term” shall mean the time periods set forth in this Agreement and designated as the “Initial Term” and the “Extension Term” during which Licensee shall have the right and license to use the Licensed Property as provided herein.

(k) “Customer” or “Customers” shall mean those Companies comprising the Distribution Channels.  Unless otherwise approved in writing by Licensor, no retail store(s) which is (are) owned or operated by an Affiliate of Licensee shall be a Customer hereunder.

(l) “Distribution Channels” shall mean those retail channels of distribution described on Appendix B attached hereto as may be amended from time to time with the written consent of Licensee and Licensor.

(m) “Effective Date” shall mean January 1, 2009.

(n) “Implementation Schedule” shall mean the schedule set forth on Exhibit 1 attached hereto, which schedule provides the timetable for the implementation of the terms of this Agreement.

(o) “Licensed Articles” shall mean those particular products listed on Appendix C attached hereto and on or in connection with which the Licensed Property is displayed.

(p) “Licensed Property” shall mean the Licensed Marks and the Licensed Designs.

(q) “Net Sales” shall mean gross sales of Licensed Articles sold by Licensee to the Customers, less customary trade discounts, shipping and freight charges paid by Licensee and not billed separately to Customers, transit insurance charges, merchandise returns and allowances, cooperative advertising allowances given to Customers and any sales, excise or use taxes paid (but in no event shall any income taxes be deducted from gross sales of Licensed Articles for the purpose of calculating Net Sales).  No sales of Licensed Articles to Licensor or any Affiliate of Licensor shall be included in Licensee’s gross sales of Licensed Articles for purposes of calculating Net Sales.

(r) “Product Approval Form” shall mean one or more forms signed by Licensor authorizing the commencement of marketing and distribution of Licensed Articles by Licensee, samples of which are attached hereto as Exhibit 2.

(s) “Territory” shall mean those jurisdictions listed on Exhibit 3 attached hereto.

2.   Grant of License Rights.

(a) During the Contract Term set forth in Section 3 of this Agreement, Licensor, subject to the terms and conditions herein, hereby grants to Licensee, without the right to grant sublicenses except as may be otherwise provided herein, (i) a limited, nontransferable, exclusive right and license to manufacture, have manufactured on its behalf and market, sell and distribute Licensed Articles in the Territory to the Customers; and (ii) a limited, nontransferable, nonexclusive right and license to use and permit the Customers to use the Licensed Property in connection with the advertising and promotion of all Licensed Articles in the Territory.  The Licensed Property may not be used by Licensee, or anyone acting for Licensee, on any products other than the Licensed Articles or on or in connection with any other goods or services.

(b) Nothing contained herein shall prohibit Licensor from manufacturing, marketing and distributing products, other than the Licensed Articles (except as allowed below), on or in connection with which the Licensed Property is used or displayed, whether such products are of the type currently being manufactured by Licensor, or of a new type or variation of products not being manufactured by Licensor on the date hereof.  Further, Licensor shall have the right to purchase the Licensed Articles from Licensee at Licensee’s then current standard wholesale price less thirty-five percent (35%), for sale through stores or other outlets owned or franchised by Licensor.  Specifically nothing contained herein shall prohibit Licensor or be deemed to prohibit Licensor from entering into franchise arrangements for the operation of stores in the Territory known generally as “Laura Ashley” stores, or some variation thereof (the “LA Stores”); and in such event Licensor and/or the franchisee shall have the right to use the Licensed Property and to manufacture, have manufactured on its behalf and sell products displaying the Licensed Property which would otherwise be considered “Licensed Articles” under this Agreement without such manufacture or sale of the products or use of the Licensed Property constituting a violation or breach of this Agreement, provided such products are sold only in the LA Stores.  Licensor and/or a franchisee of Licensor operating an LA Store or multiple LA Stores first shall offer to purchase the Licensed Articles from Licensee at Licensee’s then current standard wholesale price less thirty-five percent (35%).  Licensee in its sole discretion may agree either to sell or not to sell the Licensed Articles to Licensor and/or a franchisee; but in the event Licensee declines to sell the Licensed Articles to Licensor and/or a franchisee, Licensor and/or a franchisee shall be free to obtain the Licensed Articles from another source.

(c) During the Contract Term, Licensee shall not engage in any activities which might adversely affect Licensor’s rights in the Licensed Property or could be reasonably foreseen to diminish materially Licensee’s ability to meet its obligations under this Agreement.  Further, Licensee expressly agrees that as a condition to Licensor’s grant of the right and license described herein, Licensee shall not make, advertise, promote, distribute or sell any products or offer or perform any service which in Licensor’s sole discretion, demeans, damages or in any way adversely affects the “Laura Ashley image” or Licensor’s goodwill and reputation symbolized by the Licensed Property; and in the event Licensor objects to any product, service, action or activity of Licensee on the grounds that it violates this provision of this Agreement, Licensee immediately shall discontinue such offensive action following its receipt of notice from Licensor; and if Licensee refuses to do so, Licensor may terminate immediately this Agreement and the right and license granted hereunder.

(d) By separate agreement between Licensee and Laura Ashley Limited (“LA Ltd.”) the parties have agreed that LA Ltd. shall not grant a license to a third party to use the Licensed Property on or in connection with the Licensed Articles in any country not included on the list of countries attached hereto as Exhibit 3 (an “Excluded Country”) until LA Ltd. first has offered a license in that Excluded Country to Licensee.  In the event of Licensee desires to extend the right and license granted hereunder to an Excluded Country, Licensee shall give Licensor notice of this desire and if LA Ltd. concurs Licensor and LA Ltd. shall take the appropriate steps to amend Exhibit 3 accordingly.

3.   Contract Term and Extension of Contract Term.  The Contract Term shall commence on the Effective Date and it shall, subject to possible early termination in accordance with Section 12 hereof, continue in full force and effect until December 31, 2011 (the “Expiration Date”), which period of time shall be referred to herein as the “Initial Term.”  Provided (i) the Initial Term has not been terminated early; (ii) Licensee has performed in all material respects all its obligations under this Agreement and is not in default with respect to any obligation hereunder, including in particular but not limited to the timely payment of royalties due and the timely delivery of accurate reports to Licensor as required hereunder; (iii) Licensee has satisfied any increased insurance coverage requirements set forth in Section 10 of this Agreement; and (iv) at least nine (9) months prior to the Expiration Date, Licensor shall have received from Licensee a written notice requesting an extension of the Initial Term, the Contract Term shall be extended to December 31, 2014 (which period of time shall be referred to herein as the “Extension Term”); provided not later than six (6) months prior to the Expiration Date the parties shall have negotiated and executed a written term extension agreement containing any and all changes to this Agreement which the parties have agreed to modify.  Except with respect to the amounts of Annual Minimum Royalty (as hereinafter defined) due during the Extension Term, and any other terms and conditions of this Agreement which the parties agree should be modified with respect to the Extension Term, all the other terms and conditions set forth in this Agreement shall remain in full force and effect during the Extension Term, including in particular but not limited to Licensor’s right to terminate this Agreement and the right and license granted hereunder in accordance with Section 12 hereof.  In the event the Initial Term will not be extended as provided herein, Licensee acknowledges that during the remainder of the Initial Term, or during the remainder of the Extension Term if the Initial Term has been extended, Licensor in its sole discretion may contact and negotiate with parties interested in becoming licensees for products identical to the Licensed Articles following the expiration of the Initial Term or the Extension Term, as the case may be.

4.   Payments.

(a) Annual Minimum Royalty.  In consideration of the right and license granted by Licensor to Licensee hereunder, during the Initial Term of this Agreement Licensee shall pay to Licensor an annual minimum royalty, which shall be non-refundable in whole or in part in the event of the early termination of the Contract Term (the “Annual Minimum Royalty”), in the following amounts:

(i) with respect to the AMR Period during the Initial Term commencing on the Effective Date and concluding December 31, 2009, the sum of $[***];

(ii) with respect to the AMR Period during the Initial Term  commencing January 1, 2010, and concluding December 31, 2010, the sum of $[***];

(iii) with respect to the AMR Period during the Initial Term  commencing on January 1, 2011 and concluding December 31, 2011, the sum of $[***]; and

(iv) with respect to each AMR Period comprising the Extension Term, a reasonable amount to be established by Licensor and Licensee at the time the decision to extend the Initial Term is made, but not less than an amount equal to the amount of Annual Minimum Royalty paid during the immediately preceding AMR Period increased by [***].  Thus, the Annual Minimum Royalty due with respect to the first AMR Period of the Extension Term would be $[***].

(b) Earned Royalty.

(i) In consideration of the right and license granted by Licensor to Licensee hereunder, during the Initial Term and the Extension Term if any, except with respect to Close-Out Sales, Licensee shall pay to Licensor an earned royalty (the “Earned Royalty”) in the amount of [***] of the Net Sales of Licensed Articles sold in the Territory to the Customers.  The Licensed Articles will be deemed sold when shipped or billed (whichever event occurs first) by Licensee to the Customers.

(ii) With respect to all Close-Out Sales of Licensed Articles, Licensee shall pay to Licensor an earned royalty (the “Close-Out Sales Royalty”) in the amount of [***] of Close-Out Sales of Licensed Articles sold in the Territory to the Customers.  The Licensed Articles sold as Close-Out Sales shall be deemed sold when shipped or billed (whichever occurs first) by Licensee to Customers.  Close-Out Sales may not exceed [***] of Licensee’s total gross sales of Licensed Articles during any AMR Period.  Further, Close-Out Sales may occur only for the purpose of liquidating Licensee’s inventory of certain Licensed Articles and shall not include promotional sales or giveaways of Licensed Articles.

(c) Schedule of Payments.  The Earned Royalty shall be accounted for and paid to Licensor quarterly within thirty (30) days after the last day of each Calendar Quarter (i.e., by April 30, July 30, October 30 or January 30, as applicable); or upon early termination or expiration of the Contract Term, within ten (10) days following the conclusion of the Sell-Off Period (as hereinafter defined) or any earlier effective date of termination as may be established by the parties hereto.  Following the conclusion of each AMR Period, an accounting shall be conducted to ensure that with respect to that AMR Period Licensee shall have paid to Licensor the greater of (i) the amount of the Annual Minimum Royalty due with respect to that AMR Period, or (ii) the Earned Royalty due with respect to Net Sales of Licensed Articles which occurred during that AMR Period.  To the extent the Earned Royalty paid with respect to that just concluded AMR Period is less than the Annual Minimum Royalty due for that AMR Period, Licensee shall pay that shortfall amount to Licensor no later than January 30 following the end of that AMR Period.  There shall be no carryover of Earned Royalty from one AMR Period to another.  All payments due Licensor hereunder shall be made in United States currency and delivered to Licensor at the address set forth herein at Section 17, or at such other address as Licensor may specify by notice to Licensee.

(d) Quarterly Reports.  Licensee shall deliver to Licensor, together with each payment of Earned Royalty, a statement (the “Quarterly Report”) certified by a duly authorized officer of Licensee as accurate in a form substantially as shown on Exhibit 4 attached hereto, including a computation of the amount of Earned Royalty payable for the Calendar Quarter (or shorter period, if applicable) then concluded.  With respect to the fourth Calendar Quarter of each AMR Period, the Quarterly Report also shall contain a calculation of the amount of any Annual Minimum Royalty which is due Licensor with respect to the just concluded AMR Period.

(e) Late Charges and Interest.  For each payment of Earned Royalty and Annual Minimum Royalty which Licensor receives more than five (5) business days following the due date for such payment, in addition to any other rights and remedies which Licensor may have under this Agreement, Licensor shall be entitled to receive a late charge equal to five percent (5%) of the overdue payment; and in addition, Licensor shall be entitled to receive interest on the amount of the overdue payment accrued from the date such payment was due until paid in full at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate then allowable under applicable state law.  Licensor shall invoice Licensee for the late charge(s) and interest due; and within five (5) days of its receipt of such invoice, Licensee shall pay Licensor the invoiced amount in full.  If Licensee fails to pay any such invoice for the late charge(s) and interest due within the prescribed time, such failure shall constitute an event of default under this Agreement and Licensor then may pursue such rights and remedies as are provided under this Agreement, including the right to terminate this Agreement and the right and license granted herein in accordance with Section 12(a) of this Agreement.

(f) Taxes.  Licensee shall withhold from all payments of Earned Royalty and Annual Minimum Royalty due Licensor pursuant to this Agreement any sums required to be withheld for the account of Licensor under the applicable tax laws of any jurisdiction comprising the Territory.  Licensee shall pay such sums to the appropriate tax authorities and shall furnish Licensor with the official tax receipt or other appropriate evidence of payment issued by such tax authorities.

5.   Marketing and Promotional Activities.

(a) Annual Sales Plan.  No later than January 15, 2010, Licensee shall submit to Licensor for Licensor’s approval a written sales plan (the “Annual Sales Plan”) describing the sales and marketing plan for Licensed Articles for the 2010 AMR Period.  The Annual Sales Plan, which shall be in the same format and contain substantially the same information (including an estimate of the total Net Sales of all Licensed Articles during the upcoming AMR Period), as the sample Annual Sales Plan previously submitted to and approved by Licensor shall be updated and resubmitted annually to Licensor for Licensor’s approval on or before January 15 (or if such date is not a business day, the following business day) of each AMR Period comprising the Contract Term.

(b) Marketing and Promotional Expenditures.  In implementing the Annual Sales Plan, Licensee hereby agrees to spend for advertising and promoting the Licensed Articles during each AMR Period during the Contract Term, commencing with the AMR Period starting January 1, 2010, at least an amount equal to [***] of Net Sales of Licensed Articles occurring during the preceding AMR Period (the “Minimum Advertising Expenditure”); provided however, that during any AMR Period at least [***] of the Minimum Advertising Expenditure shall be spent for print advertising in suitable trade and consumer publications and/or for co-operative advertising with the Customers.  In the discretion of Licensor, the failure by Licensee to spend the Minimum Advertising Expenditure set forth herein during any AMR Period, shall be deemed either an event of default under Section 12(a) hereof, or the amount of any deficiency shall be added to the Minimum Advertising Expenditure for the following AMR Period.  Licensee understands and acknowledges that, in addition to the Minimum Advertising Expenditure which Licensee is required to make hereunder, and any additional expenses incurred by Licensee for the advertising and promotion of the Licensed Articles, Licensor in its sole discretion may elect to conduct its own advertising campaign(s) designed to increase the public awareness of the LAURA ASHLEY® brand generally, the cost of which shall be paid solely by Licensor.

6.   Marking Licensed Articles; Advertising and Promotional Materials.

(a) The Licensed Property shall be displayed by Licensee only in strict conformity with the written display standards and specifications (the “Corporate Standards Guide”) attached hereto as Appendix D, and the Corporate Standards Guide as it may be amended from time to time by Licensor after giving at least ninety (90) days prior notice of any such modification to Licensee.  Failure to display the Licensed Property in strict conformity with the Corporate Standards Guide shall be an event of default under this Agreement as described in Section 12 hereof.

(b) No container, package, carton, wrapper, advertising or promotional piece (in whatever medium), or any other material used in connection with the Licensed Articles shall be published or otherwise distributed to the public or to the Customers by Licensee without the prior written approval of Licensor.  Once Licensor has approved an item, Licensee shall not make any change to the item, other than a non-material change to an advertising or promotional piece, without Licensor’s prior written approval.  Licensor and Licensee may agree on the placement of an appropriate copyright notice on graphic materials used by Licensee in connection with the Licensed Articles.

(c) Licensee shall bear the cost of producing all advertising, promotional, packaging and other materials on which Licensee displays the Licensed Property.

(d) In the event that Licensee permits a Customer to use the Licensed Property in connection with the advertising and promotion of the Licensed Articles hereunder, Licensee shall ensure that the Customer complies in all respects with the requirements imposed on Licensee by this Section 6, including in particular the obligation to obtain the prior written approval of Licensor with respect to any advertising or promotional piece (in whatever medium) that displays the Licensed Property which the Customer intends to use.

(e) Licensor shall not unreasonably withhold or delay giving any approval or consent required or requested of it under this Section 6 or elsewhere under this Agreement; and wherever possible Licensor will give Licensee a written explanation of its reasons for denying such approval or consent in order to allow Licensee to make such modifications as may be necessary to deal satisfactorily with such objections as Licensor may have.

7.   Undertakings, Representations and Warranties of the Parties.

(a) Licensee agrees that the right and license granted under this Agreement are conditioned upon Licensee’s using commercially reasonable efforts and undertaking all reasonable actions at Licensee’s sole expense to maximize sales of the Licensed Articles to the Customers.  Licensee shall not in any way use the Licensed Property except as specifically authorized by this Agreement.

(b) With respect to each AMR Period during the Contract Term commencing with the AMR Period beginning January 1, 2010, at its sole expense Licensee shall provide to Licensor at least four (4) new model images showing the Licensed Articles which Licensor can use for its own marketing purposes.  Licensee shall take all necessary actions to ensure that during the Contract Term Licensor has the rights to use all such images in the United States, Canada and Mexico.

(c) Licensee agrees that it will fulfill its obligations under this Agreement in accordance with the Implementation Schedule set forth on Exhibit 1 attached hereto.

(d) Licensee shall not sell the Licensed Articles to any person who is not a Customer or to any Customer which Licensee knows or has reason to suspect to be reselling or shipping the Licensed Articles outside the Territory or participating in any arrangement the result of which is the resale or shipment of the Licensed Articles outside the Territory.

(e) Licensee represents and warrants as follows:

(i) Licensee is a corporation duly formed and existing under the laws of the jurisdiction of its formation, and is properly qualified to conduct business in that jurisdiction and in all other places where qualification to conduct business is required;

(ii) Licensee has the requisite corporate power and authority to enter into this Agreement and the execution and delivery of this Agreement and Licensee’s performance of its duties and obligations hereunder have been authorized by appropriate corporate action;

(iii) Licensee’s execution and delivery of this Agreement and Licensee’s performance of its duties and obligations hereunder will not violate or constitute a default under any other agreement to which Licensee is a party;

(iv) the Licensed Articles will  be of a quality substantially consistent with the standards specified in the “Product Specifications” (as hereinafter defined) and will be sold subject to Licensee’s standard product warranty which protects buyers from defects or error in design or workmanship;

(v) the Licensed Articles will be of merchantable quality and shall be fit for the purposes for which they are intended and shall be sold subject to Licensee’s standard product warranty; and

(vi) Licensee shall not violate the rights of any third party in the advertising, manufacture or distribution of the Licensed Articles, provided however, it shall not be a breach of this representation and warranty if the violation of a third party’s rights is due to Licensee’s use of the Licensed Property pursuant to this Agreement.

(f) Licensor represents and warrants as follows:

(i) Licensor is a corporation duly formed and existing under the law of the jurisdiction of its incorporation, and is properly qualified to conduct business in that jurisdiction and in all other places where it conducts business;

(ii) Licensor has the requisite corporate power and authority to enter into this Agreement and the execution and delivery of this Agreement and Licensor’s performance of its duties and obligations hereunder have been authorized by appropriate corporate action;

(iii) Licensor’s execution and delivery of this Agreement and Licensor’s performance of its duties and obligations hereunder will not violate or constitute a default under any other agreement to which Licensor is a party;

(iv) Licensor has the right and authority to license the Licensed Property as set forth herein; and

(v) there are no claims, actions, lawsuits or proceedings commenced, pending or threatened against Licensor which will or might adversely affect the grant of the license, rights, and benefits to Licensee hereunder; and, to the best of its knowledge, Licensor knows of no grounds existing on the Effective Date on which claims, actions, lawsuits or proceedings might be commenced against Licensor with respect to the Licensed Property.

8.   Books and Records; Audits; Financial Statements.

(a) Licensee shall prepare and maintain complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account and records) covering all transactions arising out of or relating to this Agreement.  Licensor and its duly authorized representatives, upon appropriate advance notice to Licensee, shall have the right, during regular business hours, for the duration of this Agreement, and for a term of three (3) years following the early termination or the expiration of this Agreement, to audit said books of account and records and examine all other documents and materials in the possession of, or under the control of, Licensee with respect to the subject matter of this Agreement.  All such books of account, records and documents shall be kept available by Licensee for at least three (3) years after the early termination or expiration of this Agreement.

(b) If, as a result of any audit of Licensee’s books and records, it is shown that with respect to any Calendar Quarter during the Contract Term, payments made to Licensor pursuant to Section 4 above were less than the amount which actually should have been paid, Licensee immediately shall pay such shortfall to Licensor; and if the amount of this shortfall is equal to five percent (5%) or more of the payment actually due Licensor, Licensee shall reimburse Licensor for the cost to Licensor of such audit.  Such payments shall be made within ten (10) business days following delivery to Licensee of a written demand for payment by Licensor.

9.   Quality Standards; Compliance with Applicable Laws; Close-Out Sales; New Marks.

(a) Licensee acknowledges that the sale of Licensed Articles of poor quality to the Customers and/or the failure of Licensee to deliver the Licensed Articles to the Customers in a timely manner will have an adverse effect on Licensor’s name, business reputation, business and business prospects and will cause Licensor irreparable harm.  Licensee therefore covenants and agrees that (i) all Licensed Articles shall be manufactured in a manner consistent with the standards specified in the “Product Specifications” as hereinafter defined and will consist of a quality of materials which is equal to or better than the quality of materials set forth in the Product Specifications; (ii) the Licensed Property will be used and displayed at all times in strict conformity with the Corporate Standards Guide; (iii) Licensee shall comply with the additional terms and conditions set forth in the Product Approval Form; and (iv) the Licensed Articles shall be delivered to the Customers in a timely manner according to the timetables agreed to by the Customers and Licensee.

(b) Upon written request of Licensor, Licensee shall provide Licensor with a copy of Licensee’s written product specifications and tolerances (the “Product Specifications”) regarding the manufacture of the Licensed Articles.

(c) At least thirty (30) days prior to the scheduled date for commencing distribution of any product comprising the Licensed Articles, Licensee shall submit to Licensor for its approval, sufficient samples of each item comprising the Licensed Articles to be manufactured and sold by Licensee, together with the containers, packages, cartons and the like therefor, so that Licensor, in its sole discretion, shall be satisfied that Licensee will be able to meet and maintain the quality standards established hereunder for the Licensed Articles.  Licensee must submit samples from each and every location which will manufacture and ship the Licensed Articles hereunder.

(d) Upon being satisfied with the quality of the samples of the Licensed Articles and the Annual Sales Plan submitted, Licensor shall deliver a Product Approval Form to Licensee with respect to all or particular items comprising the Licensed Articles.  No item comprising the Licensed Articles shall be manufactured, sold or distributed by Licensee until Licensor has delivered a Product Approval Form covering that item.

(e) Subsequent to the issuance of a Product Approval Form, Licensee shall not make any change in the Licensed Articles or the containers, packages, cartons or the like without Licensor’s prior written approval, which may be withheld in Licensor’s reasonable discretion.

(f) During the Contract Term, upon request of Licensor, Licensee shall submit, at no cost to Licensor, randomly selected then current production samples of each item of the Licensed Articles from each facility manufacturing the Licensed Articles so that Licensor may assure itself of the maintenance of the quality standards set forth in the Product Specifications.  Licensor also shall have the right, upon reasonable advance notice to Licensee, to (i) inspect the manufacturing process for each item comprising the Licensed Articles produced under this Agreement at whatever place or places they may be manufactured; (ii) inspect any warehouses or distribution facilities being used by Licensee to distribute the Licensed Articles; and (iii) randomly collect samples of the Licensed Articles and any advertising, promotional, packaging and other materials on or in connection with which the Licensed Property is displayed.

(g) If, at any time, any item comprising the Licensed Articles or any advertising, promotional item, packaging or other materials on or in connection with which the Licensed Property is displayed is disapproved by Licensor, Licensor shall so advise Licensee and, upon Licensee’s receipt of such advice, Licensee shall immediately cease production and/or distribution of the defective item and further shall undertake immediate steps to correct the defect.  If the defect is not immediately corrected, or steps satisfactory to Licensor are not initiated which will correct the defect, the Product Approval Form with respect to that defective item shall be deemed revoked. Thereafter, Licensee shall not manufacture or ship that item until a new Product Approval Form has been issued for that item.

(h) Each item comprising the Licensed Articles shall be manufactured, packaged, labeled, sold and distributed in accordance with all applicable national, state, territorial,

local or other laws and regulations.  Licensor’s approval of any sample or any advertising, promotional item, packaging or other materials shall not be construed to mean that Licensor has determined that the sample or any advertising, promotional item, packaging or other materials is free of any defects or errors in design, workmanship, content or otherwise conforms to the laws or regulations of any jurisdiction.

(i) Licensee shall display the Licensed Property only in such form and manner as is specifically approved by Licensor.  Licensee also shall cause to appear on each item comprising the Licensed Articles, and the containers, packages, cartons and the like for the Licensed Articles, such legends, markings and notices as may be required by any law or regulation of the jurisdictions comprising the Territory, required pursuant to the Corporate Standards Guide or as Licensor reasonably may request.  Upon receiving notice from Licensor that Licensee’s use of a legend, registration notice or a trademark/service mark symbol is incorrect or otherwise deemed unacceptable, Licensee promptly shall modify such legend, notice or symbol as required by Licensor.

(j) Licensee may sell close-out goods (as hereinafter defined) comprising the Licensed Articles provided that  (i) the total amount of Close-Out Sales in any AMR Period does not exceed an amount equal to [***] of Licensee’s total annual gross sales of the Licensed Articles during such AMR Period; and (ii) such close-out goods are sold only to Customers. The Quarterly Report shall include an itemized statement identifying all Close-Out Sales and quantities sold and showing how the royalty payments were calculated.  For purposes of this Agreement, “close-out goods” shall mean items comprising the Licensed Articles which Licensee reasonably and in good faith has determined are unsaleable at original prices due to style or customer preference changes or are unsaleable at original prices due to season change.

(k) Except as may be approved by Licensor in advance, Licensee shall not permit any close-out goods to be disposed of within or outside the Territory in any manner except by sale by Licensee as prescribed herein.  In the event a contract manufacturer has in its inventory Licensed Articles which have become close-out goods, Licensee shall instruct that contract manufacturer to destroy those Licensed Articles.

(l) If Licensor adopts or otherwise becomes entitled to license a new trademark or a variation of a Licensed Mark for use on or in connection with the Licensed Articles (a “New Mark”), Licensor, in its sole discretion, may designate such New Mark as one of the Licensed Marks hereunder.  Licensee shall use such New Mark on or in connection with the Licensed Articles in accordance with the provisions of this Agreement.  Licensee hereby acknowledges and agrees that in the event Licensee in any manner participates in or contributes to the creation, development and selection of a New Mark, Licensor or Licensor’s designee, shall be the sole owner of that New Mark and any applications to register a trademark and registrations thereof in all jurisdictions throughout the world; and to the extent Licensee has or acquires any property rights in said New Mark, Licensee hereby assigns to Licensor for no additional consideration all its right, title and interest in said New Mark and any applications to register a trademark and registrations thereof throughout the world. Licensor, or its designee, shall bear the entire cost of registering or otherwise protecting and enforcing its rights in a New Mark.

10.   Insurance.

(a) At its expense, Licensee shall procure and maintain in full force and effect at all times during which the Licensed Articles are being sold, and for a period of three (3) years thereafter, with commercial insurance carriers acceptable to Licensor, at least Five Million Dollars ($5,000,000) of primary products liability insurance coverage with respect to its manufacture and sale of the Licensed Articles.  Such insurance coverage shall name Licensor as an additional insured and shall provide for a minimum of twenty (20) days’ prior written notice to Licensor in the event of an intent by Licensee or the insurance carriers to cancel or substantially modify the insurance coverage.  Such insurance coverage may be obtained in conjunction with a policy of product liability insurance which covers other products manufactured and/or sold by Licensee.

(b) Licensee represents and warrants to Licensor that it has obtained and will maintain during the Contract Term adequate business insurance coverages in such amounts so that in the event of a loss or claim Licensee will be able to fulfill its obligations under this Agreement and/or that are required by the laws and regulations of any jurisdiction in which Licensee manufacturers, distributes or sells the Licensed Articles.

(c) Licensee shall, on an annual basis within thirty (30) days after the beginning of each AMR Period commencing with the 2010 AMR Period, furnish or cause to be furnished to Licensor a certificate(s) of insurance, or upon Licensor’s request, a certified copy of said insurance policy(ies), evidencing the maintenance of the insurance coverages required by Section 10(a).

(d) Prior to the expiration of the Initial Term, Licensor shall have the right to review the insurance requirements set forth in this Section 10, and if Licensor, in its good faith business judgment believes that such requirements do not adequately protect Licensor, and Licensee has had any claim against its primary product liability insurance in excess of $ 250,000, Licensor and Licensee jointly shall determine an appropriate increase in the insurance coverages to be maintained by Licensee.  If after good faith efforts Licensor and Licensee cannot agree on the amount of the increased insurance coverages, Licensor may elect not to extend the Term of this Agreement notwithstanding the provisions set forth in Section 3 of this Agreement.

11.   Indemnification.

(a) Except with respect to a matter for which Licensor is obligated to indemnify Licensee under this Agreement, Licensee hereby agrees to indemnify and hold harmless Licensor, its officers, directors, employees and agents from and against any and all claims, suits, losses, damages and/or expenses (including reasonable attorneys’ fees) which Licensor may incur or be obligated to pay, or for which Licensor may become liable or be compelled to pay for or by reason of any acts, whether of omission or commission, that may be committed or permitted by Licensee, or by any of Licensee’s contractors, agents or employees, in connection with or related to Licensee’s performance or non-performance under this Agreement or the manufacture, sale and/or distribution of the Licensed Articles.  Licensor promptly shall give Licensee written notice of any such action, claim or proceeding following its receipt of notice thereof.  Licensee shall have the opportunity to undertake and to control the defense and settlement thereof through attorneys selected and paid by Licensee after notice to and consultation with Licensor and good faith negotiations relating to alternative counsel if Licensor has reasonable objections to Licensee’s choice of counsel.  Notwithstanding the foregoing, Licensee shall not, without the prior consent of Licensor, (which consent shall not be unreasonably withheld, qualified or conditioned) settle or compromise any claim or consent to the entry of any judgment which would affect Licensor or the value, reputation or prestige of the Licensed Property.  Licensor shall cooperate with Licensee in the investigation, defense and settlement of any such action, claim or proceeding and shall have the right to participate in (but not to control) any such defense through counsel of its own choice paid by Licensor.  If Licensee elects not to undertake the defense of any such claim, it shall reimburse Licensor for any expenses reasonably incurred by Licensor, including but not limited to reasonable attorneys, accountants, and other experts’ fees and expenses, in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 11(a), in addition to any damages ultimately incurred by Licensor.  The foregoing obligation of Licensee to indemnify and hold harmless Licensor shall include any claims, causes of action, fines, damages, awards and/or expenses resulting from an alleged or established defect in an item comprising the Licensed Articles and a violation of any statute, rule, regulation or ordinance in any jurisdiction within or outside the Territory regarding the employment or contracting of minors or children in a manufacturing facility.

(b) Licensor hereby agrees to indemnify and hold harmless Licensee, its officers, directors, employees and agents from and against any and all claims, suits, losses, damages and/or expenses (including reasonable attorneys’ fees) which Licensee incurs, or for which Licensee may become liable or be compelled to pay in any action, claim, or proceeding against Licensee for infringement of trademark, copyright or other intellectual property rights (other than infringement of patent rights) or unfair competition occurring as a result of Licensee’s use of the Licensed Property hereunder; provided (i) Licensor is given prompt notice of any such action, claim or proceeding; (ii) Licensee has complied strictly in all respects relevant to the claim with the terms and conditions of this Agreement pursuant to which the Licensed Property is to be used and the Licensed Articles are to be manufactured, marketed and sold; and (iii) if Licensor elects to defend against such an action, claim or proceeding, Licensee has cooperated fully with Licensor in the defense of any such action, claim or proceeding.  If Licensor elects to defend any such action, claim or proceeding in connection with which Licensor shall be obligated to indemnify Licensee hereunder, Licensor shall engage legal counsel to represent both Licensee and Licensor.  Licensor shall manage and control the defense of such action, claim or proceeding, and shall keep Licensee fully informed of all developments in the matter, including the details of any settlement negotiations and agreement; but Licensee shall have the right to participate in (but not to control) any such defense through counsel of its own choice paid by Licensee.

(c) The provisions of this Section 11 and Licensee’s obligations hereunder shall survive the early termination or expiration of the Contract Term.

12.   Events of Default; Termination.

(a) Licensor and Licensee agree that the following shall constitute events of default by Licensee:

(i) if Licensee shall fail to make any payment due Licensor or Licensor’s Affiliate hereunder within the time periods provided in this Agreement, and if such failure shall continue for a period of fifteen (15) business days following written notice of non-payment; or

(ii) if Licensee shall fail to deliver to Licensor an updated Annual Sales Plan on or before the date required by Section 5 hereof; or

(iii) if Licensee shall fail to submit, by the date specified in Section 9(c) hereof, to Licensor for Licensor’s approval samples of each item comprising the Licensed Articles to be sold by Licensee, together with samples of the containers, packages, cartons and the like therefor; or

(iv) if, as required by Section 6(b), Licensee shall fail to submit to Licensor for its approval prior to placement thereof copies of all proposed advertising and promotional materials to be used in connection with the Licensed Articles; or

(v) if a secured party accelerates an obligation of Licensee and notifies Licensee of its intent to foreclose a security interest in the Licensed Articles; or

(vi) if Licensee fails to manufacture, market, distribute and sell the Licensed Articles in strict conformity with the Product Specifications and the Corporate Standards Guide; or

(vii) if due to a defect or an error in design, workmanship, labeling or advertising any item or items comprising the Licensed Articles is or are recalled or the distribution and sales of such Licensed Articles are prohibited pursuant to any court order or pursuant to any government issued order, mandate or doctrine such that in Licensor’s sole judgment the ability of Licensee to perform fully its obligations under this Agreement has been materially impaired; or

(viii) if Licensee fails to manufacturer, market, distribute and sell the Licensed Articles substantially in accordance with the terms of the Annual Sales Plan (recognizing that the Annual Sales Plan is a projection and not a commitment to achieve specific levels of sales of Licensed Articles); or

(ix) Licensee discontinues the distribution of the Licensed Articles for a period of thirty (30) consecutive days, or sixty (60) days in the aggregate during any AMR Period during the Contract Term; or

(x) if Licensee fails to sell the Licensed Articles only to Customers; or

(xi) if Licensee breaches in any material respect any representation or warranty made under this Agreement or fails to satisfy or fully perform in any material respect any of the other terms, conditions, agreements, covenants or obligations under this Agreement; or

(xii) if Licensee fails to fulfill its obligations under Section 20 of this Agreement regarding the termination of a contract manufacturer; or

(xiii) without the prior written approval of Licensor, if at least fifty-one percent (51%) of the voting control of Licensee vests in a person or a Company which itself is reasonably deemed to be a Competitor of Licensor or which is under the control of a person or Company which is reasonably deemed to be a Competitor of Licensor;

then, upon the occurrence of any of the foregoing events of default, Licensee shall have committed a material breach of this Agreement and Licensee shall be in default hereunder.

(b) With respect to the events of default other than the events of default in Sections 12(a)(i), 12(a)(v), 12(a)(vii) and 12(a)(xiii), if after having given Licensee written notice of such an event of default and Licensee’s having failed to correct or cure such event of default or take steps reasonably acceptable to Licensor to cure or correct such event of default within thirty (30) days after receipt of the notice of default, Licensor, in its sole discretion shall have the right to pursue any right or remedy it may have at law or equity or otherwise under this Agreement, and in addition thereto, may terminate the Contract Term effective upon the date specified in such notice.

(c) With respect to the events of default described in Sections 12(a)(i), 12(a)(v), 12(a)(vii) and 12(a)(xiii), Licensor shall not be required either to provide Licensee with any notice of default or to permit Licensee an opportunity to correct or cure an event of default, and Licensor may pursue any rights or remedies it may have at law or equity or under this Agreement including the termination of the Contract Term; and if Licensor elects to terminate the Contract Term, Licensor shall give Licensee written notice of termination, and the Contract Term shall terminate upon the date specified in such notice.

(d) Licensor and Licensee agree that, in the event of a default, the damages that Licensor would sustain as a result thereof would be difficult to ascertain; and therefore, Licensor and Licensee agree that Licensor in its sole discretion may elect to receive the total amount of the Annual Minimum Royalty due during the balance of the Contract Term and retain the right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, as full and complete liquidated damages.  Notwithstanding the foregoing, in no event shall the foregoing “liquidated damages” provision apply to or limit the damages recoverable by Licensor with respect to (w) Licensee’s obligation to indemnify Licensor in accordance with this Agreement; (x) third-party claims; (y) Licensee’s failure to perform any obligations which, by the express terms of this Agreement, survive the termination of this Agreement; or (z) the obligations of the parties pursuant to any other instrument or agreement executed by the parties in connection with this Agreement.

(e) Licensee may terminate this Agreement upon thirty (30) days’ advance written notice to Licensor in the event that Licensor breaches any material representation, warranty, condition, covenant or obligation made under this Agreement (a “Licensor Event of Default”), and fails to cure such breach during such thirty (30) day period.  In the event that Licensee terminates this Agreement due to a Licensor Event of Default, Licensee shall not be required to pay to Licensor any additional installment of Annual Minimum Royalty, but shall remain obligated to pay Licensor (i) all Earned Royalty due with respect to Net Sales as of the effective date of termination of the Contract Term; (ii) all royalty due with respect to Net Sales occurring during the Sell-Off Period (as hereinafter defined); and (iii) all other amounts due Licensor as of the effective date of termination of the Contract Term.

(f) Upon the expiration or early termination of the Contract Term for any reason whatsoever, and except as provided in Section 13 hereof, all rights in the Licensed Property automatically shall revert to Licensor, and Licensee immediately shall cease and, thereafter, refrain from all use of (i) the Licensed Property (by destroying or returning to Licensor at no cost to Licensor all materials displaying the Licensed Property, excluding finished goods comprising the Licensed Articles which shall be handled in accordance with Section 13 hereof); (ii) any trademarks, designs and patterns which are similar to the Licensed Marks and the Licensed Designs; and (iii) any containers, packages, cartons, wrappers, advertising and promotional pieces (in whatever medium) and all similar materials displaying the Licensed Property.

(g) Notwithstanding the early termination or expiration of the Contract Term, neither Licensor nor Licensee shall be released from any obligation that accrued prior to the date of expiration or early termination; and Licensor and Licensee shall remain bound by the provisions of this Agreement which by their terms impose upon Licensee obligations extending beyond the effective date of early termination or expiration of the Contract Term.

(h) Upon the occurrence of an event of default described in Section 12(a), Licensor, in its sole discretion and in addition to any other right or remedy it may have at law or in equity or otherwise under this Agreement, may elect to suspend rather than terminate the right and license granted hereunder by giving written notice of such suspension to Licensee, and the right and license granted hereunder shall be suspended until such time as pursuant to written notice Licensor reinstates said Licensee rights under this Agreement.  During any such period of suspension of the licensed rights granted under this Agreement, Licensee shall cease all advertising, promotion, manufacture and distribution of the Licensed Articles in the Territory; but Licensee’s obligations to Licensor under this Agreement shall remain unaffected, including but not limited to Licensee’s obligations to pay the Annual Minimum Royalty.

(i) Within thirty (30) days following the early termination or expiration of the Contract Term, Licensee shall return to Licensor, and Licensor shall return to Licensee, all Confidential Information of the other party.

(j) Within thirty (30) days following the early termination or expiration of the Contract Term, upon Licensor’s written request, Licensee shall return to Licensor all original catalogs, brochures, photographs, computer assisted designs, “chromes,” digital electronic images and files and any other materials fixed or embodied in any form or medium whatsoever, and all copies, abstracts, summaries, derivations or compilations thereof, which were furnished to Licensee or which were created or developed by Licensee during the Contract Term using materials supplied by Licensor and with respect to which Licensor owns, controls or claims exclusive proprietary rights therein.

13.   Inventory at License Termination or Expiration.

(a) At least sixty (60) days prior to the expiration of the Contract Term, or within fifteen (15) days following the effective date of any early termination of the Contract Term, Licensee shall provide to Licensor a detailed written report describing the type, quantity and location of each product comprising the Licensed Articles (the “Inventory Report”).  Specifically, the Inventory Report shall identify which Licensed Articles are finished goods ready to be shipped to Customers; which are sold goods shipped to Customers but for which Licensee has not received payment; which are work-in-progress goods subject to non-cancellable manufacturing orders which at some future date will be delivered to Licensee, and which are subject to binding purchase orders from customers (collectively, “Termination Inventory”).

(b) All sales of Licensed Articles pursuant to Customer orders received by Licensee before the effective date of the early termination or expiration of the Contract Term, but with respect to which the Licensed Articles have not been shipped or billed prior to the effective date of early termination or expiration, nevertheless shall be deemed Net Sales occurring prior to the effective date of early termination or expiration of the Contract Term.  Thus, Licensee shall pay Earned Royalty with respect to all such Net Sales.

(c) Upon the early termination or expiration of the Contract Term, Licensee shall have two hundred and seventy (270) days from the date on which termination or expiration becomes effective (the “Sell-Off Period”) to sell within the Distribution Channels all Termination Inventory provided in the case of early termination, the termination has not been caused by Licensee’s failure to manufacture and sell the Licensed Articles in strict compliance with the Product Specifications, the Corporate Standards Guide and/or the Product Approval Form and provided further that the selling prices for such Licensed Articles are at least equal to sixty percent (60%) of the established selling prices for the Licensed Articles prior to the date of termination or expiration.  At the conclusion of the Sell-Off Period, a duly authorized officer of Licensee shall certify in writing to Licensor that all the Licensed Articles either have been sold in compliance with the provisions of this Section 13 or destroyed.  With this certification, Licensee shall pay Licensor a royalty of [***] of the sales price of the Termination Inventory sold during the Sell-Off Period.

(d) Notwithstanding the early termination or expiration of the Contract Term, during the Sell-Off Period all the terms and conditions set forth in this Agreement shall remain in full force and effect.

14.   Ownership of Licensed Property.

(a) Licensee acknowledges that, as between Licensee and Licensor, Licensor shall be deemed to be the owner of all right, title and interest in and to the Licensed Property in any and all forms or embodiments thereof; the owner of all right, title and interest in and to the trademark and copyright registrations of the Licensed Property existing in the jurisdictions comprising the Territory as well as any pending applications to register the Licensed Property; and the owner of the goodwill attached or which shall become attached to the Licensed Property in connection with the business and goods in relation to which the Licensed Property has been, is and shall be used.  Sales of the Licensed Articles by Licensee shall be deemed to have been sales made by Licensor for purposes of trademark rights and registration, and all uses of the Licensed Marks by Licensee shall inure to the benefit of Licensor.  Licensee shall not, at any time, do or permit to be done any act or thing which may in any way adversely affect any rights of Licensor in and to the Licensed Property or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Property or detract from its reputation.

(b) At Licensor’s request, Licensee shall execute any documents reasonably required by Licensor to confirm Licensor’s ownership of all rights in and to the Licensed Property, any registrations thereof and the respective rights of Licensor and Licensee pursuant to this Agreement.

(c) Licensee never shall challenge Licensor’s deemed ownership of, or the validity of, the Licensed Property or any applications for registrations thereof, or any trademark or copyright registrations thereof, or any rights of Licensor therein.

(d) It is understood and agreed that nothing in this Agreement will be deemed in any way to constitute an assignment by Licensor of the Licensed Property or of any rights therein, or to give Licensee any right, title or interest in and to the Licensed Marks and the Licensed Designs (except the right to make use thereof as herein provided), or to lessen or affect the rights of Licensor to enjoin or obtain any other relief against any acts of trademark or copyright infringement, misuse of the Licensed Property or unfair competition committed by a third party or by Licensee.  The parties hereto agree to do all that is necessary to insure the continued and future validity of all trademark and copyright registrations of the Licensed Property, and it is understood and agreed that all proprietary rights therein shall remain in Licensor.

15.   Licensor’s Other Business.  It is understood that Licensor is using and may hereafter use, or license others to use, the Licensed Property, or any other trademarks, designs or trade names associated with the Licensed Property in connection with the manufacture, marketing, sale and distribution of products other than Articles to any customer or customers, including the Customers, within or outside the Territory.

16.   Non-Agency.  It is understood that Licensee is only a licensee of Licensor and that neither Licensee nor Licensor will act as the agent or representative of the other.  Neither Licensee nor Licensor will enter into any agreement or incur any obligation on behalf of the other or commit the other to any third party in any other manner without the other’s prior written consent.  The relationship between Licensor and Licensee is that of independent contractors.  No fiduciary or quasi-fiduciary relationship does or shall exist between the parties by reason of or in connection with this Agreement and each of the parties hereby irrevocably waives any and all claims and causes of action against the other for the breach of any fiduciary or quasi-fiduciary duty arising out of or in connection with this Agreement or any performance or non-performance by the parties hereunder.

17.   Notices and Payments.

(a) All notices, demands and requests which may be given or which are required to be given by either party to the other shall be in writing unless otherwise specified herein.  Except with respect to a notice of default, any legal notice or other communication required or permitted under this Agreement shall be considered given when delivered (or when delivery thereof is refused) via certified mail, return receipt requested, by overnight courier next business day delivery signed receipt requested, or by facsimile transmission provided the facsimile transmission is sent during regular business hours on a business day, written confirmation of successful transmission and receipt is received by the sender, and a copy of the facsimile transmission is also sent via overnight courier as set forth above, addressed to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

To Licensor at:

Laura Ashley, Inc.
7000 Regent Parkway
Fort Mill, South Carolina 29715
Attn: Penne Cairoli, General Manager
Telephone No. (803) 396-7702
Facsimile No. (803) 396-7791

With a copy to:

George T. Mann, Esq.
Allman Spry Leggett & Crumpler, P.A.
380 Knollwood Street, Suite 700
Post Office Drawer 4129
Winston-Salem, North Carolina 27113-5129
Telephone No. (336) 722-2300
Facsimile No. (336) 722-8720

To Licensee at:

Signature Eyewear, Inc.
498 North Oak Street
Inglewood, CA 90302
Attn: Michael Prince, Chief Executive Officer
Telephone No. (310) 330-2733
Facsimile No. (310) 330-2770

Any notice under this Agreement, other than a notice of default, may be given by a party’s legal counsel, and such notice shall have the same effect hereunder as if given by that party.

(b) A notice of default may be given only by overnight courier, next business day delivery, signed receipt required, to a party at the address specified herein.

18.   No Assignment; No Sublicense; Binding Effect.

(a) Licensor in its sole discretion may assign this Agreement and Licensor’s rights and duties hereunder to any entity, including Laura Ashley Limited, and Licensee hereby consents to such an assignment and agrees to execute any and all documents necessary to complete such an assignment; provided any such assignment shall not impair Licensee’s ability to exercise the rights granted under this Agreement.

(b) Except with respect to independent contractors engaged by Licensee in accordance with Section 20 of this Agreement, and as otherwise permitted hereunder, Licensee shall have no right to assign, sell, transfer, sublicense, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of Licensee’s rights, duties or obligations under this Agreement (a “Transfer”) without the prior written consent of Licensor, which may be withheld in Licensor’s sole discretion.  Any attempted or purported Transfer other than in strict compliance with the foregoing shall be a material breach of this Agreement and shall be null and void and of no legal effect.  Notwithstanding the foregoing: (i) Licensee may merge or consolidate with a Company provided, however, that the foregoing shall not abrogate or impair Licensor’s rights under Section 12 of this Agreement if a result of such merger or consolidation an event of default would be deemed to have occurred under Section 12(a)(xiii) of this Agreement; and (ii) after giving Licensor at least thirty (30) days prior written notice of its intention, Licensee may effect a Transfer to a third party which purchases or otherwise acquires all or substantially all Licensee’s business or assets, provided that following such a Transfer the transferee or an Affiliate will not in Licensor’s sole judgment be deemed to be a Competitor and provided further that the third party transferee has the capability, in Licensor’s reasonable judgment, to fulfill Licensee’s obligations under this Agreement.

(c) This Agreement shall inure to the benefit of and shall be binding upon the parties, Licensee’s permitted successors and assigns, and Licensor’s successors, transferees and assigns.

19.   Arbitration.  Except as otherwise specifically set forth in this Agreement, any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto, except disputes, controversies and claims relating to or affecting in any way (a) the ownership of or the validity of the Licensed Property or any registrations thereof, or any applications for registrations thereof (hereinafter referred to as “Licensed Property Disputes”); or (b) the amount or payment of any sums due Licensor under this Agreement, including but not limited to Annual Minimum Royalty, Earned Royalty and any liquidated damages due Licensor as a result of a breach of the terms of this

Agreement by Licensee; (c) a claim by Licensor that Licensee’s use of the Licensed Property exceeds the grant of the right and license set forth in this Agreement; or (d) a claim by either party that a breach has or is about to occur of a party’s obligation of confidentiality under this Agreement, shall be settled and determined by final and binding  arbitration by a single arbitrator selected in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect.  The location for such arbitration shall be Charlotte, North Carolina.  Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with the arbitration but limited to the production of such documents and the taking of such depositions as the arbitrator determines are reasonably necessary to the resolution of the controversy, claim or dispute.  The arbitrator shall be instructed to render a decision within thirty (30) calendar days of the close of the arbitration hearing.  The arbitrator shall have the power to award specific performance or injunctive relief and reasonable attorneys’ fees and expenses to any party in any such arbitration.  The arbitrator also shall have the power to award to a party to this Agreement (the “Claiming Party”) which successfully prosecutes a claim against the other party hereto (the “Defaulting Party”) for failing to perform its obligations under this Agreement (a “Default”) actual damages incurred by the Claiming Party as the result of the Default, specifically including a Default by the Licensee under Section 9 of this Agreement.  However, in any arbitration proceeding arising under this Agreement, the arbitrator shall not have the power to change, modify or alter any express condition, term or provision of this Agreement, and to that extent the scope of their authority is limited.  The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof.  The service of any notice, process, motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to Section 17 above.  During any arbitration proceedings, the parties shall continue to fulfill their respective obligations under this Agreement, including in particular Licensee’s obligation to make payments to Licensor in accordance with this Agreement.  The fact that arbitration is commenced and underway will not impair the exercise of any termination rights under this Agreement.  Since this Agreement deals with a transaction involving commerce as defined in the Federal Arbitration Act, 9 U.S.C. §1, et. seq., the provisions of that statute apply to this Agreement.  The obligations of the parties to arbitrate certain disputes, controversies and claims pursuant to this Section 19 shall survive the early termination or expiration of the Contract Term.

20.   Contract Manufacturers.

(a) Licensee shall have the right, but only with the prior written approval of Licensor on a case-by-case basis, to arrange with another party to manufacture the Licensed Articles or components of the Licensed Articles for the exclusive sale, use and distribution by Licensee.  Following approval by Licensor, Licensee shall enter into a written agreement with each such manufacturer using the form agreement attached hereto as Appendix E, or a comparable form agreement which incorporates all the provisions for the protection of the rights of Licensor set forth in the form agreement attached hereto as Appendix E.  Licensee shall furnish Licensor within thirty (30) days of its execution a copy of each agreement with such manufacturers.

(b) Licensee agrees strictly to enforce against its contract manufacturers all the provisions which are required to be included in the contract manufacturing agreements for the protection of Licensor; to advise Licensor of any material violations thereof by the contract manufacturers and of corrective actions taken by Licensee and the results thereof; and at the request of Licensor, to terminate such an agreement with any manufacturer which violates any of such provisions for the protection of Licensor.  If Licensee fails to exercise such termination rights by giving written notice to the manufacturer in question within twenty (20) days after being requested to do so in writing by Licensor, Licensee shall have committed an event of default as contemplated by Section 12(a)(x) hereof.

(c) Licensee covenants on its own behalf (and will use commercially reasonable efforts to ensure that its contract manufacturers comply with the following):

(i) Licensee will not use child labor in manufacturing, packaging or distributing the Licensed Articles.  The term “child” refers to any individual younger than the age for completing compulsory education, but in no case shall any child younger than 15 years of age be employed in the manufacturing, packaging or distribution of the Licensed Articles.

(ii) Licensee will provide its employees with a safe and healthy workplace in compliance with all applicable laws.  Licensee will provide Licensor with all information Licensor may request about manufacturing, packaging or distribution facilities for the Licensed Articles.

(iii) Licensee only will employ individuals whose presence is voluntary. Licensee will not use prison labor, and will not utilize corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

(iv) Licensee will comply with all applicable wage and hour laws, including minimum wage, overtime and maximum work hours.  Licensee will utilize fair employment practices as defined by applicable laws.

(v) Licensee will not discriminate in hiring and employment practices on grounds of race, religion, national origin, political affiliation, sexual preference or gender.

(vi) Licensee will comply in all material respects with all applicable environmental laws.

21.   Protection of Licensed Property.

(a) A party promptly shall notify the other of any assertion that the manufacture and sale in the Territory of one or more items comprising the Licensed Articles or use of the Licensed Property hereunder allegedly infringes the rights of a third party and will consult to determine the course of action to be followed in response to said assertion.  Licensor does not undertake and shall have no obligation, but nevertheless shall be entitled, to defend any lawsuit brought for alleged infringement of trademarks or copyrights owned by a third party or unfair competition with a third party when the basis of the claim is related to Licensee’s use of the Licensed Property provided that this shall not abrogate or impair Licensor’s obligation to indemnify Licensee in accordance with Section 11(b) hereof.  In the event Licensor elects to defend such a lawsuit, at Licensor’s expense Licensee shall cooperate in the defense of any third party claim based upon infringement or other violation of that third party’s intellectual property rights to the extent that such a claim asserts that activities under this Agreement violated that third party’s rights.  Without limiting the foregoing, Licensee’s cooperation shall include (i) making available to Licensor such documents and/or witnesses as may be within the control of Licensee; (ii) making available to Licensor at reasonable times and for reasonable periods such of Licensee’s personnel as may be helpful in identifying defenses and counterclaims in any such action; (iii) through Licensee’s counsel, aiding Licensor and its counsel in identifying, developing and presenting all such defenses and counterclaims; and (iv) if requested by Licensor, joining with Licensor as a party in the lawsuit. Licensor in its sole discretion shall be entitled to settle any such lawsuit in any manner which, in Licensor’s sole judgment, is appropriate provided that the costs associated with any such settlement shall be paid solely by Licensor; and Licensee reasonably shall cooperate and comply with such acts as shall be required of Licensee to accomplish settlement.  In the event that in Licensee’s reasonable judgment the proposed settlement materially shall impair Licensee’s performance under this Agreement, or impose such additional royalty or capital or operational costs or expenses that Licensee shall determine that performance under this Agreement shall no longer be commercially practical, Licensee may condition its participation in the settlement upon Licensor’s agreeing to terminate this Agreement and the right and license granted hereunder with respect to all or some of the Licensed Articles.

(b) If Licensee learns of any use by any person of a trademark similar to the Licensed Marks, or of a design similar to the Licensed Designs, it promptly shall notify Licensor and, if requested by Licensor, shall join with Licensor at Licensor’s expense in such action as Licensor in its discretion may deem advisable for the protection of Licensor’s rights.  The proceeds of any settlement of or recovery from any such action shall belong entirely to Licensor. Licensee shall have no right to take any action with respect to the Licensed Property without Licensor’s prior written approval.

22.   Miscellaneous.

(a) Licensee shall not give away or sell Licensed Articles in connection with any tie-in or promotional campaign relating to products other than the Licensed Articles without the prior written consent of Licensor.

(b) This Agreement shall be construed and interpreted in accordance with the laws of the State of South Carolina applicable to agreements made and to be performed in said state, except that the federal laws of the United States shall apply with respect to disputes involving Licensor’s rights in the Licensed Property.  Notwithstanding anything to the contrary herein, Licensed Property Disputes shall be brought and determined only in the federal courts, and each party hereto consents to the jurisdiction of such courts with respect to all Licensed Property Disputes.

(c) In any judicial or arbitration proceeding between the parties hereto regarding the terms or performance of this Agreement, including but not limited to any action to collect money owed pursuant to this Agreement, the prevailing party shall be entitled to receive its costs and expenses incurred in connection with such proceeding, including reasonable attorneys’ fees.

(d) The language of this Agreement shall be construed according to its fair meaning and not more strictly against any one party than the other.  The appendices, exhibits, addenda and riders (if any) attached to this Agreement are a part of this Agreement, which together with the terms of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.  Except as otherwise expressly provided herein, there are no other oral or written agreements, understandings, representations or statements relating to the subject matter of this Agreement that either party may or does rely on or that will have any force or effect.  Nothing in this Agreement shall be deemed to confer any rights or remedies on any person or legal entity not a party hereto.  This Agreement shall not be modified or amended, or any obligation of a party hereunder waived or modified in any way, except by written agreement signed by both parties.

(e) No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.  Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

(f) If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

(g) Section headings contained in this Agreement are for convenience only and shall not be considered or used in construing the meaning of the terms hereof.  The word “including” shall be construed to include the words “without limitation.”

(h) Appendices A through E and Exhibits 1, 2, 3 and 4 attached hereto are intended by the parties to be a part of this Agreement and therefore are incorporated herein by reference.

(i) Notwithstanding the parties’ obligations hereunder with respect to Confidential Information, Licensee acknowledges that it may be necessary to file or record a copy or a summary of this Agreement with governmental authorities in certain jurisdictions comprising the Territory, and Licensee hereby consents to such filing and authorizes Licensor to take all actions Licensor deems necessary to comply with such filing or recordation requirements.

(j) Each party to this Agreement expressly recognizes that this Agreement results from a negotiation process in which each party had the opportunity to be and/or was represented by counsel and contributed to the drafting of this Agreement.  Given this fact, no legal or other presumptions against the party drafting this Agreement concerning its construction, interpretation or otherwise, shall accrue to the benefit of any party to this Agreement, and each party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of or involving this Agreement and the right and license granted hereunder.

(k) By separate agreement between Laura Ashley Limited, assignee of Laura Ashley Manufacturing B.V., and Signature Eyewear, Inc., fka USA Optical Distributors, Inc., the Original Agreement is being terminated as of the Effective Date.  It is the intention of the parties hereto that this Agreement shall replace the Original Agreement; provided however that all obligations of the parties under the Original Agreement which were intended to survive the termination or expiration of the Original Agreement shall remain in full force and effect.

23.   Limitation on Damages.  Except as provided otherwise in this section, neither party to this Agreement shall be liable to the other, including pursuant to a party’s indemnification obligation hereunder, for any indirect, incidental, consequential, exemplary, punitive or special damages or for a loss of income, profit or savings of any party, including third parties.  The foregoing limitation on damages shall apply regardless of whether the claim resulting in damages due is based upon contract, equity, negligence, intended conduct, tort or otherwise (including as a result of breach of warranty, negligence and strict liability in tort).  The foregoing limitation on damages shall not apply with respect to (a) any indemnification which may become due Licensee under this Agreement regarding a third party claim for trademark infringement or other violation of third party intellectual property rights for which pursuant to statute lost profits and indirect, consequential or incidental damages are awarded; (b) any damages sustained by Licensor as a result of Licensee’s sale of defective Licensed Articles which cause bodily injury to third parties; and (c) any damages sustained by either party as a result of a party’s breach of its confidentiality obligations hereunder.  Each party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

24.   Force Majeure. Except for the payment of money, neither party will be liable to the other for any failure or delay in performance under this Agreement which is due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of any nature beyond the reasonable control of such party, including, without in any way limiting the generality of the foregoing, fire; explosion; earthquake, storm, flood or other weather related event; unavailability of necessary utilities, components, or raw materials; strike, lockout or activities of a combination of workmen or other labor difficulties; war, act of terrorism, insurrection or  riot; act of God; application of any law, act, order, export control regulation, proclamation, decree, regulation, ordinance, or instructions of government or other public authorities; or judgment or decree of a court of competent jurisdiction (not arising out of breach of this Agreement).  In the event of the happening of such a cause, the party whose performance is so affected shall give prompt, written notice to the other party, stating the period of time the failure to perform is expected to continue.  Such delay will not be excused under this section for more than ninety (90) days.

25.   No Franchise Relationship. Each of the parties agrees that by entering into this Agreement it is not their intention to create a franchise relationship between them, and this

Agreement and the right and license granted hereunder should not be interpreted as creating a franchise, business opportunity, dealership or similar relationship under any state or federal statute.  To the extent the circumstances of the licensing relationship between the parties hereto may be characterized as a franchise, business opportunity, dealership or similar relationship, that result is unintended and disavowed by the parties hereto.  Accordingly, each party hereby waives any defense and releases any claim it may have against the other arising under any state or federal franchise, business opportunity, dealership, or similar relationship law or regulation.

26.   Confidentiality.

(a) In connection with this Agreement, each party will be provided, and will have access to, certain Confidential Information of the other party.  Each party acknowledges and understands that the other party's Confidential Information is a valuable asset and property of such other party, and that such other party could suffer irreparable harm from the disclosure of all or any of such Confidential Information to other persons.  Accordingly, each party agrees, on behalf of itself and its directors, officers, employees, agents and advisors (collectively, “Representatives”), during the Contract Term and for a period of five (5) years following its early termination or expiration, (i) to hold all of such other party's Confidential Information in strict confidence, (ii) not to disclose any of such Confidential Information to third parties without the specific prior written consent of such other party, and (iii) not to use any such Confidential Information except for purposes reasonably related to the performance of its obligations and the protection of its rights under this Agreement.  Each party shall be responsible for, and shall indemnify and hold the other party harmless from, any losses and costs incurred or suffered by such other party arising or resulting from the breach of these covenants by such party or any of its Representatives.  Furthermore, each party hereto acknowledges that in the event of a breach by one of them of the confidentiality obligations set forth herein the other party will suffer irreparable harm and therefore each party hereto now consents to the immediate issuance of an order in a court having jurisdiction over the parties and the subject matter of this Agreement prohibiting the breaching party from any further disclosures of Confidential Information.

(b) If a party or any of its Representatives is legally required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other party, such party shall promptly notify the other party of such requirements so that the other party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If such protective order or other remedy is not obtained, or that party grants a waiver hereunder, such other party or its Representative may furnish that portion (and only that portion) of the Confidential Information which such party or its Representative is legally compelled to disclose, and such party shall use its best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.  In no event shall a party or any of its Representatives oppose any action by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(c) Each party agrees, on behalf of itself and its Representatives, and except as provided in Sections 26(d) and 26(e), (i) to hold all Confidential Agreement Information in strict confidence, (ii) not to disclose any Confidential Agreement Information to third parties without the specific prior written consent of such other party, and (iii) not to use any Confidential Agreement Information except for purposes reasonably related to the performance of its obligations and the protection of its rights under this Agreement.  Each party shall be responsible for, and shall indemnify and hold the other party harmless from, any losses and costs incurred or suffered by such other party arising or resulting from the breach of these covenants by such party or any of its Representatives.  Furthermore, each party hereto acknowledges that in the event of a breach by one of them of the confidentiality obligations set forth herein the other party will suffer irreparable harm and therefore each party hereto now consents to the immediate issuance of an order in a court having jurisdiction over the parties and the subject matter of this Agreement prohibiting the breaching party from any further disclosures of Confidential Agreement Information.

(d) Licensor understands that Licensee is a “reporting company” under the Securities Exchange Act of 1934, as amended, and that as a reporting company, Licensee has certain public disclosure obligations with respect to its business and operations that may include disclosure of the terms and conditions of this Agreement (including filing a copy of this Agreement with the Securities and Exchange Commission or other regulatory authority), and matters pertaining to this Agreement, such as revenues from the sale of Licensed Articles.  Notwithstanding anything in this Agreement to the contrary, Licensee may make such disclosures of Confidential Agreement Information if and to the extent Licensee believes necessary or appropriate to satisfy its public disclosure obligations and/or satisfy the needs of the investment community.  Notwithstanding the foregoing, Licensee and Licensor shall maintain the royalty rate, the annual minimum royalty and the advertising expenditure minimum confidential (unless such disclose is compelled by the SEC or other regulatory authority), and if Licensee determines that it should file a copy of this Agreement with the Securities and Exchange Commission or other regulatory authority, it will endeavor to seek confidentiality of such terms and such other terms and provisions as Licensee desires to protect as confidential consistent with the rules and regulations of the Securities and Exchange Commission or other regulatory authority.  Any information regarding the terms and conditions of this Agreement and matters pertaining to this Agreement shall not be considered “Confidential Agreement Information” following the public disclosure of such information in the manner contemplated by this Section 26(d).

(e) Notwithstanding the provisions of this Section 26, either party may disclose Confidential Agreement Information to any of the following Companies provided that they are bound by written agreement or are otherwise obligated to maintain such information as confidential:  (i) Companies who have provided or propose to provide equity or debt financing to such party or its affiliates; (ii) potential acquirers of such party (by merger, purchase of assets, purchase of securities or otherwise) and their attorneys, auditors and consultants; (iii) parties with whom such party proposes to merge or consolidate; (iv) such party’s auditors, attorneys and financial advisors; and (v) underwriters and brokers and financial advisors engaged, or proposed to be engaged, by such party in connection with a financing, acquisition, sale, merger, reorganization or other material corporate transaction.

27.   Licensee’s Performance After Effective Date.  Licensor and Licensee agree that subsequent to the Effective Date Licensee substantially has complied with the terms and conditions of this Agreement, including in particular all payment obligations; and as of the date of this Agreement, Licensee is not in default under this Agreement..

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

  [SIGNATURE PAGE TO LICENSE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LICENSOR:

LAURA ASHLEY, INC.

By:  /s/ Paul Ng
Paul Ng, Chief Operating Officer

By:  /s/ Penne Cairoli
Penne Cairoli, General Manager

LICENSEE:

SIGNATURE EYEWEAR, INC.

By:  /s/ Michael Prince
Michael Prince, Chief Executive Officer

Appendix A

LICENSED MARKS AND LICENSED DESIGNS

I.            LICENSED MARKS

A.

B.

LAURA ASHLEY AND SPRIG OVAL DEVICE

II.           LICENSED DESIGNS

All original decorative graphic designs (both two and three dimensional), surface prints, shapes and patterns, embodied in any form whatsoever, owned or available for licensing by Laura Ashley, Inc. in various jurisdictions around the world whether or not protected and/or registered under applicable intellectual property laws.

Appendix B

 DISTRIBUTION CHANNELS

1.
Specialty stores, department stores and other middle and high end retailers which Licensor in its sole discretion approves as being consistent with the “Laura Ashley image, excluding specifically (a) E-commerce (provided, however, Licensee may promote, offer and sell the Licensed Articles using Internet web sites which (i) specifically have been approved in advance in writing by Licensor, and (ii) are operated by or on behalf of and in the name of Licensee and/or a Customer); and (b) mass merchants, discount stores and warehouse clubs, as those latter three categories of stores are commonly categorized in the industry.  Licensor reserves the right to disapprove any retailer which Licensor in its sole discretion reasonably determines to be unsuitable for the sale or distribution of Licensed Articles for any reason, including but not limited to because it projects an image inconsistent with the “Laura Ashley image.”  In the event Licensor disapproves a retailer, Licensee immediately shall discontinue selling Licensed Articles to that retailer (except pursuant to binding non-cancelable obligations), and the failure of Licensee to do so within ten (10) days following receipt of written notice of such disapproval from Licensor shall constitute an event of default under Section 12(a) of this Agreement.

2.	Opticians, optometrists, ophthalmologists, and optical laboratories
3.	Optical chains (e.g. Pearle Vision, Lenscrafters, Eye Care Centers of America, Inc.)
4.	Distributors who sell to the channels described in 1 and 2 above.
5.	Licensor’s owned stores and franchisees

  Appendix C

LICENSED ARTICLES

Ophthalmic frames for prescription eyeglasses, sunglasses, non-prescription readers, eyeglass cases and other accessories and related items.

Appendix D

CORPORATE STANDARDS GUIDE

Provided separately to Licensee

Appendix E

CONTRACT MANUFACTURING AGREEMENT

AN AGREEMENT by and between SIGNATURE EYEWEAR, INC. (the “Licensee”) and _________________ (the “Manufacturer”) dated this the ____ day of ______, 2_____ (the “Effective Date”).

WHEREAS, the Licensee has entered into a license agreement with Laura Ashley, Inc. (the “Licensor”) dated ___________, 2____, pursuant to which the Licensee has been authorized to have certain products displaying the Licensor’s trademarks manufactured by the Licensee (the “License Agreement”).  Unless otherwise defined herein, all capitalized terms herein shall have the meanings set forth in the License Agreement.

1.            In order to induce the Licensor to consent to the manufacture of the Licensed Articles by the Manufacturer, and in consideration of Licensee’s appointment of the Manufacturer as a contract manufacturer of Licensed Articles under the License Agreement, the Manufacturer agrees as follows:

(a) Manufacturer will manufacture the Licensed Articles in strict compliance with the Product Specifications.

(b) Manufacturer will not manufacture the Licensed Articles for anyone but the Licensee, will invoice only the Licensee and will not ship to anyone other than the Licensee or the Customers.

(c) Manufacturer will not subcontract production of the Licensed Articles without the prior written consent of the Licensee.

(d) Manufacturer will not manufacture merchandise utilizing any of the Licensed Property other than the Licensed Articles.

(e) After receiving reasonable prior notice from the Licensee, the  Manufacturer will permit an authorized representative of the Licensor to inspect its activities and premises and take samples of the Licensed Articles.

(f) Manufacturer will not use child labor in the manufacturing, packaging or distribution of Licensed Articles.  The term “child” refers to a person younger than the age for completing compulsory education, but in no case shall any child younger than 15 years of age be employed in the manufacturing, packaging, or distribution of the Licensed Articles.

(g) Manufacturer will provide employees with a safe and healthy workplace in compliance with all applicable laws.

(h) Manufacturer will provide Licensee with all information Licensee may request about manufacturing, packaging or distribution facilities for the Licensed Articles.

(i) Manufacturer will only employ persons whose presence is voluntary.

(j) Manufacturer will not use prison labor, or corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

(k) Manufacturer will comply with all applicable wage and hour or similar laws, including minimum wage, overtime and maximum work hours.

(l) Manufacturer will utilize fair employment practices as defined by applicable laws.

(m) Manufacturer will not discriminate in hiring and employment practices on grounds of race, religion, national origin, political affiliation, sexual preference or gender.

(n) Manufacturer will comply with all applicable environmental laws.

2.            During the term of the License Agreement and for a period of two (2) years thereafter, the Manufacturer will not publish or cause the publication of pictures or representations of the Licensed Articles in any publication or promotional material, advertise the fact that it is or was permitted to manufacture the Licensed Articles or refer to the Licensee or the Customers by name in any publication or promotional material.

3.             Upon expiration or early termination of the License Agreement, or upon notification by the Licensor of a breach of this Agreement or the License Agreement by the Licensee, the Manufacturer, the Manufacturer will immediately cease all manufacturing, shipment and sales of the Licensed Articles and discontinue its use of any copyrighted materials associated with the Licensed Articles or other materials displaying the Licensed Property, including but not limited to, packaging, shipping containers and advertisements.  The Manufacturer shall dispose of all Licensed Articles and copyrighted materials associated with the Licensed Articles or other materials displaying the Licensed Property in such manner as the Licensor shall instruct.

4.             As between the Licensor, the Licensee and the Manufacturer, the Licensor is the owner of the Licensed Property, and all registrations thereof and applications to register the Licensed Property in the Territory as well as in Manufacturer’s country; and the Licensor also owns the goodwill attached or which shall become attached to the Licensed Property in connection with the business and goods in relation to which the Licensed Property has been, is and shall be used.  Sales by the Manufacturer shall be deemed to have been made by the Licensor for purposes of trademark registration and all uses of the Licensed Property by the Manufacturer shall inure to the benefit of the Licensor.  The Manufacturer shall not, at any time, do or permit to be done any act or thing which may in any way adversely affect any rights of the Licensor in and to the Licensed Property or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Property or detract from its reputation.

5.             At the Licensor’s request and expense, the Manufacturer shall execute any documents reasonably required by the Licensor to confirm the Licensor’s ownership of all rights in and to the Licensed Property, any registrations thereof and the respective rights of the Licensor and the Licensee pursuant to the License Agreement.

6.             The Manufacturer never shall challenge the Licensor’s ownership of, or the validity of, the Licensed Property or any application for registration thereof or any trademark registration thereof, or any rights of the Licensor therein.

7.             The Manufacturer understands and acknowledges that no provision set forth here or in the License Agreement shall be deemed to restrict any right of the Licensor to seek recovery of and receive from the Manufacturer, damages including actual, incidental and consequential, and such other legal remedies as the court may deem appropriate for the action or inaction of the Manufacturer which adversely affects the Licensor’s rights in the Licensed Property, any registrations thereof or any applications to register the Licensed Property or any variations thereof.

8.             Manufacturer acknowledges and agrees that the Licensor is an intended third party beneficiary of this Agreement between the Licensee and the Manufacturer; and the Licensor, acting alone or with the full cooperation of the Licensee, may enforce the requirements set forth in this Agreement to the full extent permitted by law or in equity.

9.            This Agreement shall be construed and interpreted in accordance with the laws of the State of South Carolina, United States of America, applicable to agreements made and to be performed in said state, except that the federal laws of the United States of America shall apply with respect to disputes involving Licensor’s rights in the Licensed Property.  Notwithstanding anything to the contrary herein, Licensed Property Disputes shall be brought and determined only in the federal courts in the United States of America, and each party hereto consents to the jurisdiction of such courts with respect to all Licensed Property Disputes.  With respect to all other disputes under this Agreement, the parties consent to the jurisdiction of the courts of  South Carolina.

10.           In any judicial proceeding between the parties hereto regarding the terms or performance of this Agreement, including but not limited to any action to collect money owed pursuant to this Agreement, the prevailing party shall be entitled to receive its costs and expenses incurred in connection with such proceeding, including reasonable attorneys’ fees.

11.           This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, except by written agreement signed by the parties hereto.

12.           No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.

LICENSEE: SIGNATURE EYEWEAR, INC. By: _______________________ Title: ______________________ MANUFACTURER: _____________________________ By: __________________________ Title: _________________________

EXHIBIT 1

IMPLEMENTATION SCHEDULE

License Effective Date: Initial Term: Extension Term: Initial Annual Sales Plan Due: Samples of Licensed Articles for Approval Due: Product Approval Form: Royalty Payment and Quarterly Report Due:	January 1, 2010 December 31, 2011 December 31, 2014 January 15, 2010 _________________________ _________________________ April 30 July 30 October 30 January 30

EXHIBIT 2

LAURA ASHLEY, INC.

SAMPLE OF A LICENSED PRODUCT APPROVAL FORM

CONCEPT:	PRE-PRODUCTION:	FINAL:
Select approval type: Mark with X

REF#:

Licensee:
Date: Ref No: Ref Name:
Product Description:
Product Launch Date:
Estimated Launch Quantity:
Markets/Distribution:
Wholesale & Retail Price:
Composition/Fabrication:
Proposed Colours:
Comments: ____________________________________________________________________________________ LAURA ASHLEY INC. APPROVED BY: DATE:

PLEASE FILL IN THE INFORMATION BELOW:
LICENSEE: SUBMITTED BY: DATE:

*THIS FORM, FULLY COMPLETED, IS REQUIRED FOR FINAL APPROVAL. WITH SIGNATURE THIS FORM AUTHORISES DISTRIBUTION OF LICENSED PRODUCT.

EXHIBIT 2

LAURA ASHLEY, INC.

SAMPLE OF A MARKETING APPROVAL FORM

Licensee:
Date: Program Name: Ref Name:
Product Description:
Approval request for: ❑ Label/Packaging Product Launch Date: ❑ Advertising/Collateral Publication Date: Media (i.e. magazine ad, flyer, etc.)
Markets:
Proposed Colours:
Comments: _______________________________________________________ LICENSOR: LAURA ASHLEY INC. NAME : DATE:

PLEASE COMPLETE, SIGN AND DATE AS INDICATED BELOW:
LICENSEE: NAME : DATE:

EXHIBIT 3

Laura Ashley, Inc./Signature Eyewear, Inc.

Territory

Argentina	France	Poland
Aruba	Germany	Portugal
Austria	Greece	Russia
Bahamas	Guatemala	South Africa
Barbados	Hungary	Spain
Belgium	India	Sweden
Bolivia	Indonesia	Switzerland
Brazil	Ireland	Thailand
Canada	Israel	Turkey
Cayman Islands	Italy	United Kingdom
Chile	Luxembourg	United States
Colombia	Malaysia	Venezula
Costa Rica	Mexico	Virgin Islands (U.S. and British)
Denmark	Netherlands
Dominican Republic	Norway
Ecuador	Panama
Egypt	Peru
El Salvador	Philippines
Finland